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                                                                   EXHIBIT 10.19

                           NON-COMPETITION AGREEMENT

     Non-Competition Agreement, dated as of May 30, 1997 (the "Agreement"), between Axsys Technologies, Inc., a Delaware corporation ("Axsys") and Richard Howitt ("Seller"), c/o Teletrac, Inc. 137 Aero Camino, Santa Barbara, CA 93117.

     Concurrently with the execution and delivery of this Agreement, the Seller is selling or agreeing to sell to Axsys Technologies, Inc., a Delaware corporation ("Axsys") all of Seller's shares of capital stock of Teletrac, Inc., a California corporation (the "Company"), and Axsys is acquiring or agreeing to acquire the remaining outstanding shares of capital stock of the Company from the Company's other stockholders (Seller and such other stockholders referred to collectively as the "Selling Stockholders"), pursuant to a Stock Purchase Agreement, dated May 27, 1997 (the "Stock Purchase Agreement"), between Axsys, the Company and the Selling Stockholders;

     Section 1.4(a)(ii)(C) of the Stock Purchase Agreement requires that this Agreement be executed and delivered to Axsys by the Seller as a condition to Axsys's obligation to close and purchase Seller's capital stock pursuant to the Stock Purchase Agreement; and

     Seller recognizes that the consummation of the transactions contemplated by the Stock Purchase Agreement will inure to Seller's benefit and therefore Seller desires to induce Axsys to consummate the transactions contemplated by the Stock Purchase Agreement and purchase Seller's capital stock and all of the other capital stock of the Company pursuant to the Stock Purchase Agreement;

     Therefore, the parties hereto hereby agree as follows:

     1.   Covenants of Seller.
          -------------------
          (a) Non-Competition. During the period commencing on the date hereof (the "Commencement Date") and ending six years thereafter (the "Applicable Period"), Seller shall not, without the prior written consent of Axsys, directly or indirectly, engage in any business, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than as the holder of an interest of one percent (1%) or less of the outstanding voting common stock of a publicly traded corporation) or otherwise, or render any services or provide any advice or assistance to any business, person or entity, if such business, person, or entity, directly or indirectly, is engaged anywhere in the world in any manner in the research, engineering, development, design, manufacture, sale or servicing of any of the following motion control products, components, subsystems and systems: (1) interferometers for linear, geometric and velocity measurements; (2) servo motion controllers and motor amplifiers;
     (3) laser based tracking autofocus systems for optical microscopy and other applications; (4) spin stands and servo track writing sub-systems for disk drive head, media electrical test and process equipment; (5) rotary and linear positioning servo systems, including, but not limited to, rotary and linear positioning servo systems used in the fabrication and testing of semiconductors, flat-panel displays and magnetic, optical and other mass storage media (and read and write head technology associated with such mass storage media); and (6) polascopes. Nothing contained herein shall be deemed to limit or restrict any obigations Seller may have to refrain from competitive actions or from undertaking interests in conflict with the Company while Seller is an employee, officer or director of the Company.

          (b)  Non-Solicitation.  During the Applicable Period,
     Seller shall not, directly or indirectly, divert, solicit or lure away from the Company or any of its Affiliates (i) any customer or business of the Company or of its any Affiliates or (ii) any prospective customer or business of the Company or any Affiliates. Seller shall not, during the Applicable Period, directly or indirectly, recruit, hire or assist others in recruiting or hiring, or otherwise solicit for employment, any employees of the Company or any of its Affiliates, customers or subcontractors. The provisions of this Section 1(c) shall not be deemed to limit in any way the provisions of any other Section of this Agreement. Nothing contained herein shall be deemed to limit the Seller, at any time after termination of his employment with the Company and prior to the expiration of the Applicable Period, from conducting or engaging, directly or indirectly, in advertisements and solicitations to hire and recruit employees if those advertisements and solicitations are included solely in newspapers, periodicals or journals of general circulation in the industry or business in which the Company is engaged; provided, however, that, as a result of such advertisements and solicitations, Seller may not
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     solicit or hire any current or former employees of the Company except such employees who (x) have terminated their employment with the Company more than ten months prior to Seller's termination of employment with the Company, (y) who were terminated by Seller with the written approval of the Board of Directors of the Company or (z) were terminated by the Company after Seller's termination of employment with the Company.

               (c) Acknowledgment. The Seller acknowledges that the restrictions and covenants contained in this Section 1 (the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, geographic or other scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable by reason of the breadth of geographic scope or otherwise, it is the intention of the parties that such determination shall not bar or in any way affect the non-breaching party's right to enforce and enjoin violations of the Restrictive Covenants in other jurisdictions within the geographic scope of such Restrictive Covenants, as to breaches, if any, of such Restrictive Covenants in such other jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     2. Representation and Warranties of Seller. Seller hereby represents and warrants to Axsys as follows: (a) Seller has full power and authority and is legally competent to execute and deliver, and has duly and validly executed, this Agreement and (b) this Agreement constitutes a valid and legally binding obligation of Seller enforceable in accordance with its terms.

     3. Remedies. The services rendered by Seller to the Company and the information disclosed to Seller by the Company or any of its Affiliates are of a unique and special character, and any breach of the Restrictive Covenants will cause the Company and its Affiliates irreparable injury and damage which will be extremely difficult to quantify. Therefore, the Company and its Affiliates will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of all the Restrictive Covenants. Specifically, Seller agrees that the Company and its Affiliates shall have (a) the right to an injunction without bond in any court of competent jurisdiction permanently enjoining Seller from a violation of the Restrictive Covenants, and (b) the right to recover any losses, liabilities or damages (including reasonable attorney's fees) arising out of or due to a breach of this Agreement. The remedies set forth in this Section 3 shall not be mutually exclusive and any one or all may be pursued without the pursuit of one impairing or precluding the pursuit of another. In the event of any litigation in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and disbursements from the other party as costs of suit and not as damages; provided, however, that, in the event that such litigation arises in connection with Section 4 of the Agreement, then a reasonable allocation of attorney's fees and disbursements shall be made as between attorney's fees and disbursements relating to this Agreement, on the one hand, and the Stock Purchase Agreement and/or Employment Agreement, on the other hand, and, in such event, the prevailing party shall be entitled to recover its reasonable attorney fees and disbursements relating solely to this Agreement.

     4. Termination. Seller's obligations under Section 1 shall terminate in the event of a material breach by Axsys or the Company, as the case may be, of its obligations under the Stock Purchase Agreement or the Seller's Employment Agreement, dated the date hereof (the "Employment Agreement"), between the Seller and the Company; provided, however, that (i) Seller's obligations under
Section 1 of this Agreement shall not terminate without Seller providing Axsys and the Company 60 days prior written notice specifying in reasonable detail the nature of such alleged breach and permitting the Company or Axsys, as the case may be, an opportunity to cure such alleged breach within such period, and (ii) Seller's obligations under Section 1 shall terminate if any such breach shall not be fully cured within such 60-day period.

     5.  Miscellaneous.
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         (a)  Notices.  All notices, consents, waivers, and other
     communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or by Federal Express, (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          If to Seller, to:

             Richard Howitt
             c/o Teletrac, Inc.
             137 Aero Camino
             Santa Barbara, CA 93117
             Phone:  805-968-4333
             Telecopy: 805-968-1613

             With a copy to:

             Price, Postel & Parma LLP
             200 East Carrillo Street
             Santa Barbara, CA 93101
             Attention:  Raymond P. Le Blanc
             Phone:  805-882-9869
             Telecopy: 805-965-3978

          If to Axsys, to:

             Stephen W. Bershad
             Axsys Technologies, Inc.
             645 Madison Avenue
             New York, NY 10022
             Phone:  212-593-5376
             Telecopy: 212-754-6348

             With a copy to:

             Axsys Technologies, Inc.
             645 Madison Avenue
             New York, NY 10022
             Attention:  Elliot N. Konopko
             Phone:  212-593-5382
             Telecopy: 212-754-6348

          (b) Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in any Los Angeles County Court or United States District Court located in Los Angeles County, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          (c) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          (d)  Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including, without limitation, the Letter Agreement by and among Axsys, the Company and certain of the Selling Stockholders dated February 4, 1997, as amended) and constitutes a complete and exclusive statement of the terms of the agreement between
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     the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment, and the parties hereby expressly agree that no subsequent oral agreement to amend this Agreement shall be binding.

          (e) Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be constructed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          (f) Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflicts of laws principles.

          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          (h)  Certain Definitions.
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               "Affiliate" means any entity that directly, or indirectly
     through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



                                     /s/ Richard Howitt
                                   -----------------------------
                                   Richard Howitt




                                   AXSYS TECHNOLOGIES, INC.



                                       /s/ Stephen W. Bershad
                                   By:--------------------------
                                      Stephen W. Bershad